APPENDIX A

ASSET PURCHASE AGREEMENT

Between

CERNER CORPORATION

and

APACHE MEDICAL SYSTEMS, INC.

April 7, 2001

________________________________________________________________________________

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ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT dated as of April 7, 2001 (the “Agreement”), by and between CERNER CORPORATION, a Delaware corporation (“Buyer”), and APACHE MEDICAL SYSTEMS, INC., a Delaware corporation (“Seller”).

      WHEREAS, Buyer and Seller each have determined that it is in the best interests of their respective shareholders for Buyer to purchase and assume certain assets and liabilities of Seller on the terms and subject to the conditions of this Agreement (the “Acquisition”);

      WHEREAS, Seller is engaged in the business of providing (a) clinically based decision support information systems consisting of patient-specific, concurrent and predictive outcomes information at the point of care that can be used to assist in making clinical and resource utilization decisions and related research and consulting services and (b) data collection and reporting of clinical data for HIV/ AIDS patients, in each case to the healthcare industry (the “Business”); and

      WHEREAS, Seller has recently elected to engage in the business of medical coding products and services to the healthcare industry (the “New Business”); and

      WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

      1.1  Sale of Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, receive and accept from Seller, as they exist on the Closing Date, the Business, the goodwill of Seller relating to the Business and the assets and properties owned or leased by Seller, including without limitation the following, other than the Excluded Assets (collectively, “Purchased Assets”):

(a) All accounts and contracts receivable together with the related reserve for bad debt (except Accounts Receivable that are not Current as of the Closing Date and the related reserve for bad debt shall be Excluded Assets), all proceeds from insurance claims and prepaid expenses, other prepaid items and other similar assets relating to the operation of the Business (including any refunds derived from or related to any such prepaid items);

(b) All right, title and interest of Seller in and to any tangible personal property, machinery, equipment, tools, computers, computer peripherals, furniture and fixtures;

(c) All right, title and interest of Seller, as lessee, in and to any leased personal property;

(d) All right, title and interest of Seller in and to any of the Intellectual Property Assets;

(e) Except with respect to the Excluded Contracts, all of the right, title and interest of Seller in and to all uncompleted portions of Contracts as existing on the Closing Date as any of the foregoing may be amended in the Ordinary Course of Business between the date hereof and the Closing Date;

(f) All of the right, title and interest of Seller in and to all uncompleted portions of Customer Contracts and other agreements and arrangements with its suppliers and customers, as well as any and all lists which Seller may have available of customers or potential customers of services or products;

(g) All supplies and sundry items, including telephone numbers, keys and lock combinations, customer records, and except as provided in Section 1.2, books and records relating to the operation of the Business and the Purchased Assets acquired and any obligations assumed pursuant hereto (including copies of all customer files, customer lists, supplier records and records relating to Accounts Receivable);

(h) Copies of all employment agreements with any, and copies of personnel records and payroll records for all Employees (other than Retained Employees) employed by Purchaser as of the Closing Date; and

(i) To the extent transferable, all of Seller’s rights under Seller Permits.

      1.2  Excluded Assets. The following assets shall not be included in the Purchased Assets to be sold or acquired pursuant to this Agreement (collectively, “Excluded Assets”):

(a) the New Business, the goodwill of Seller relating to the New Business and the assets and properties owned or leased by Seller related to the New Business as set forth on Schedule 1.2(a), which schedule will be updated as promptly as practicable to update any changes with respect to the New Business;

(b) All cash, cash equivalents and short term investments as set forth on the Closing Date Balance Sheet consistent with the calculation on the Baseline Balance Sheet;

(c) Deed of Lease dated as of August 16, 1999 between Tysons II Development Co. Limited Partnership, as landlord, and Seller, as tenant (the “Deed of Lease”);

(d) Contracts between or among the Seller and its Affiliates other than any open accounts or notes payable with respect to debts or obligations of such Affiliates owed to Seller;

(e) Copies of any stock books, stock ledgers, minute books, corporate seal or other corporate records; original books of account and accountant’s audit and review records; and copies of books and records relating to Taxes for all periods prior to the Closing Date; and

(f) rights to indemnity, contribution and recoupment from third parties with respect to the Excluded Liabilities;

(g) the tangible personal property, equipment, furniture and fixtures listed on Schedule 1.2(g);

(h) The Excluded Contracts set forth on Schedule 1.2(h), which schedule will be updated as promptly as practicable to update any changes with respect to the New Business; and

(i) Accounts Receivable that are not Current as of the Closing Date.

ARTICLE II

PURCHASE PRICE AND ASSUMED OBLIGATIONS

      2.1  Purchase Price. At the Closing, Buyer shall pay the purchase price (the “Purchase Price”) for the Purchased Assets of $3,550,000, less the Holdback Amount, by wire transfer of immediately available funds to Seller’s Account pursuant to the wire transfer instructions to be provided prior to Closing. The Holdback Amount shall be delivered by Buyer to the escrow agent (the “Escrow Agent”) to be mutually agreed to by the parties. The Holdback Amount shall be held in escrow by the Escrow Agent in accordance with the terms of a mutually agreeable escrow agreement (the “Escrow Agreement”) and shall be distributed as provided therein. The Escrow Agreement shall expire on October 31, 2001 unless extended in accordance with the terms of the Escrow Agreement.

      2.2  Post-Closing Adjustment. Seller has prepared a proforma unaudited balance sheet as of February 28, 2001 (the “Baseline Balance Sheet Date”), which is attached hereto as part of Schedule 3.1(d) (the “Baseline Balance Sheet”), in accordance with GAAP and on a basis consistent with that of the audited balance sheet of the Seller as of December 31, 2000, attached hereto as part of Schedule 3.1(d). In addition, Schedule 2.2 sets forth Seller’s and Buyer’s calculation of the net liabilities assumed. Not later than thirty (30) days after the Closing Date, Seller shall prepare in accordance with GAAP on a basis consistent with the Baseline Balance Sheet (provided that Accounts Receivable shall exclude items over 120 days) a balance sheet of the Seller as of the Closing Date (the “Closing Date Balance Sheet”), as well as a revised calculation of the net liabilities assumed based on the Closing Date Balance Sheet and prepared on a basis consistent with

Schedule 2.2, both of which shall be delivered to Buyer. In the event of a dispute between Buyer and Seller involving the Closing Date Balance Sheet, Buyer and Seller shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Buyer and Seller are unable to resolve the dispute, Buyer and Seller shall promptly jointly engage a mutually agreeable independent accounting firm to determine and report to Buyer and Seller upon such remaining disputed items. The fees and disbursements of the accounting firm shall be allocated equally between the Buyer and the Seller. The determination of the accounting firm shall be final and binding upon Buyer and Seller.

      Following delivery of the Closing Date Balance Sheet and the revised calculation of the net liabilities assumed, the Purchase Price shall be adjusted as follows:

(a) if there is a decrease in the net liabilities assumed (excluding any reduction in the deferred revenue amount and any increase in capitalized software costs), the Purchase Price will be increased by the amount of decrease, if the absolute value of the decrease is greater than 5% of the net liabilities assumed as set forth on Schedule 2.2. If the absolute value of the decrease in the net liabilities assumed is less than or equal to 5% of the net liabilities assumed as set forth on Schedule 2.2, then there will be no increase in the Purchase Price.

(b) if there is an increase in the net liabilities assumed, the Purchase Price will be decreased by the amount of increase, if the increase is greater than 5% of the net liabilities assumed as set forth on Schedule 2.2. If the increase in the net liabilities assumed is less than or equal to 5% of the net liabilities assumed as set forth on Schedule 2.2, then there will be no decrease in the Purchase Price.

All amounts payable by the Seller as a result of any adjustments to the Purchase Price shall be payable first out of the Holdback Amount. Any and all amounts payable by the Buyer as a result of any adjustments to the Purchase Price shall be payable by wire transfer of immediately available funds to Seller’s Account pursuant to the wire instructions delivered prior to Closing. Any amounts payable to either party hereto shall be paid within three Business Days of the determination of such amounts pursuant to subsections (a) and (b) above.

      2.3  Allocation of Purchase Price. The Purchase Price and Assumed Liabilities shall be allocated in accordance with their fair market value to be mutually agreed on within thirty (30) days after the Closing Date (the “Allocation Statement”). Buyer and Seller shall file and cause to be filed all Returns, and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement.

      2.4  Assumption of Liabilities. As of the Closing Date, Buyer shall assume, become liable for and agree to pay, discharge and perform, as the case may be, only the following Liabilities, which shall not include Excluded Liabilities (collectively, “Assumed Liabilities”):

(a) Liabilities reflected on Schedule 2.4(a); and

(b) Liabilities disclosed on Schedule 2.4(b) arising in the Ordinary Course of Business and which are incurred after the Audited Balance Sheet Date but prior to the Closing Date.

      2.5  Excluded Liabilities. Buyer shall not assume or in any way be liable or responsible for any obligation or liability of Seller of any kind or nature whatsoever not expressly assumed pursuant to this Agreement, including, without limitation, the following (the “Excluded Liabilities”):

(a) Any Damages arising under the Customer Contracts that were completely performed prior to the Closing Date;

(b) With respect to any Customer Contracts that were partially performed prior to the Closing Date, any Damages to the extent they arise from actions or omissions to act occurring prior to the Closing Date;

(c) Any Damages to Affiliates of Seller in any capacity;

(d) Any Liabilities for Taxes incurred by the Seller, including without limitation, any Taxes resulting from the sale of the Purchased Assets under this Agreement or any dividend or distribution by Seller;

(e) Except pursuant to Section 5.9, any Liabilities or Damages with respect to the Deed of Lease, including the deferred rent benefit;

(f) Any Liabilities or Damages with respect to restructuring costs as set forth in the Baseline Balance Sheet, including severance costs for employees previously terminated;

(g) Any Liabilities or Damages with respect to the Employees to the extent they arise from acts or omissions occurring prior to the Closing Date;

(h) Any Liabilities or Damages with respect to the Retained Employees, as set forth on Schedule 2.5(h) or other Employees not otherwise employed by Buyer;

(i) Any Liabilities or Damages with respect to Benefit Plans, including but not limited to the pension plan related to the merger of a wholly-owned subsidiary of Seller with National Health Advisors, Ltd. on June 2, 1997;

(j) Any Liabilities or Damages with respect to any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, including those disclosed on Schedule 5.6;

(k) Any Liabilities or Damages with respect to Seller’s director’s and officers’ insurance policy;

(1) Any liabilities or Damages with respect to Seller’s discontinued product reserve; and

(m) Any Liabilities or Damages with respect to the New Business, including but not limited to any contracts related thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1  Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. Seller has heretofore made available to Buyer complete and correct copies of the Amended and Restated Certificate of Incorporation, Bylaws and all other organizational documents of Seller.

(b) Capital Structure. As of the date hereof, the authorized equity securities of Seller consist of 30,000,000 shares of Seller Common Stock and 30,000,000 shares of Seller Preferred Stock. On the date hereof, 8,966,966 shares of Seller Common Stock and no shares of Seller Preferred Stock were issued and outstanding, fully paid and nonassessable.

(c) Authority; No Conflict. Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the Seller Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Seller Shareholder Approval, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. Except as set forth in Schedule 3.1(c) with respect to Contracts which would require a Consent to the assignment thereof, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a Lien, pledge, security interest or other encumbrance on assets or property, right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a “Violation”) pursuant to, any provision of the Amended and Restated Certificate of Incorporation or Bylaws of Seller or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other Contract, Seller Permit, concession, franchise, license, or, to Seller’s Knowledge, Law applicable to Seller or its properties or assets. No Consent from any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

(d) Financial Statements. Schedule 3.1(d) includes audited consolidated balance sheets (the “Audited Balance Sheets”) of the Seller as at December 31, in each of the years 1998, 1999 and 2000 and the related audited consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon of Ernst & Young LLP, independent certified public accountants, for 1998, 1999 and 2000. Such financial statements and notes fairly present the financial position and the results of operations, changes in shareholders’ equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; and the financial statements referred to in this Section 3.1(d) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In addition, attached to Schedule 3.1(d) is the Baseline Balance Sheet, which fairly presents the pro forma financial position of Seller as of the Baseline Balance Sheet Date, in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes.

(e) Compliance with Applicable Laws. Seller holds all Seller Permits and, to Seller’s Knowledge, is in compliance with the terms of the Seller Permits. Except as set forth in Schedule 3.1(e), to Seller’s Knowledge, the Business of Seller is not being conducted in violation of any Law. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Seller is pending or, to Seller’s Knowledge, Threatened.

(f) Legal Proceedings; Orders.

(i) Disclosed on Schedule 3.1(f) is each Proceeding:

(A) that has been commenced by or against Seller or that otherwise relates to or may affect the Business of, or any of the assets owned or used by, Seller; or

(B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the transactions contemplated hereby.

Except as disclosed on Schedule 3.1(f), to Seller’s Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.1(f). The Proceedings listed in Schedule 3.1(f) will not have a material adverse effect on the Business, the Purchased Assets, or the Seller’s condition (financial or otherwise) or results of operations.

(ii) There is no Order to which Seller or any of the Purchased Assets, is subject; and no officer, director, or, to Seller’s Knowledge, Employee or agent of Seller is subject to any Order that prohibits such officer, director, agent or Employee from engaging in or continuing any conduct, activity or practice relating to the Business of Seller.

(g) Taxes. Except as disclosed on Schedule 3.1(g), Seller has filed all Returns required to be filed or any extensions related thereto and has paid or has set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns and the Baseline Balance Sheet reflects an adequate reserve for all Taxes payable by Seller accrued through the Baseline Balance Sheet Date. The unpaid Taxes of Seller, which have accrued as of the Baseline Balance Sheet Date, do not exceed the reserve for accrued tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth or included in such financial statements, after taking into account all other timing differences. Except as disclosed on Schedule 3.1(g), all deficiencies for any Taxes which have been proposed, asserted or assessed against Seller have been fully paid, or are fully reflected as a liability in the Baseline Balance Sheet, or are being contested and an adequate reserve therefore has been established and is fully reflected in such financial statements.

(h) Title to Properties; Encumbrances. Seller does not own any interests in real property other than the leasehold interests through the Deed of Lease. Seller has good and marketable title to the Purchased Assets, free and clear of all Encumbrances, except for Encumbrances (i) for Taxes not yet due and payable, (ii) reflected on Schedule 3.1(h) or (iii) in connection with this Agreement.

(i) Condition and Sufficiency of Assets. The Seller’s equipment, machinery, computers, computer peripherals and fixtures (other than those listed on Schedule 3.1(i)) are generally in good operating condition and repair (except for ordinary wear and tear), and are adequate for the uses to which they are being put, and such equipment, machinery, computers, computer peripherals and fixtures are generally not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(j) Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are Current and, to the Seller’s Knowledge, collectible in accordance with past custom and practice in their recorded amounts, net of any reserves set forth on the Baseline Balance Sheet. Schedule 3.1(j) contains a complete and accurate list of all aged billed Accounts Receivable as of February 28, 2001, which list sets forth the aging of such Accounts Receivable.

(k) Benefit Plans. Schedule 3.1(k) hereto contains a true and complete list of each Benefit Plan. With respect to the Benefit Plans, individually and in the aggregate, Seller has made available to Buyer a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan, and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

(l) Absence of Certain Changes or Events. Except with respect to the Seller’s commencement of the New Business as disclosed in Schedule 3.1(l) (which activity shall not affect the Purchased Assets), or reflected in the Baseline Balance Sheet and the financial statements, or except as contemplated by this Agreement, since the Baseline Balance Sheet Date, Seller has conducted its respective businesses only in the Ordinary Course of Business, and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Seller’s capital stock or any payment to holders of options;

(ii) any amendment to the Amended and Restated Certificate of Incorporation, Bylaws or other organizational documents of Seller; or of any term of any outstanding security of Seller;

(iii) any change in the authorized, issued or outstanding capital stock of Seller, grant of any stock option or right to purchase shares of capital stock of Seller, grant of any registration rights, or repurchase, redemption or other acquisition by Seller of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seller;

(iv) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;

(v) any creation or assumption by Seller of any Lien on any Purchased Asset other than in the Ordinary Course of Business;

(vi) any making of any loan, advance or capital contributions to or any investment in any other person, except for advances to Employees in the Ordinary Course of Business;

(vii) any change in any method of accounting or accounting practice by Seller except for any such change required by reason of a concurrent change in applicable requirements of GAAP;

(viii) except in the Ordinary Course of Business, any (a) grant of any severance or termination pay to any director, officer or Employee of Seller, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee (other than a Retained Employee) of Seller, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (d) increase in compensation, bonus or other benefits payable to directors, officers or Employees (other than a Retained Employee) of Seller;

(ix) any damage to or destruction or loss of any Purchased Asset of Seller, whether or not covered by insurance, adversely affecting the Business, the Purchased Assets, or the Seller’s condition (financial or otherwise) or results of operations (for purposes of this provision, the determination of whether there has been an adverse effect on Seller’s condition (financial or otherwise) and/or results of operations shall take into account consideration of, among other things, utilization rate, revenue run rate, operating profit margin and net profit margin);

(x) any cancellation or waiver of any claims or rights including without limitation any cancellation or waiver of any claims or rights under or pursuant to any Customer Contract with a value to Seller in excess of $10,000 individually or $50,000 in the aggregate;

(xi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business) individually or in the aggregate which is reasonably likely to have a material adverse affect on the Business, the Purchased Assets, or the Seller’s condition (financial or otherwise) or results of operations; or

(xii) any Contract by Seller to do any of the foregoing.

(m) Contracts; No Defaults. Schedule 3.1(m) sets forth a complete and accurate list, and Seller has delivered to Buyer(or will deliver to Buyer as promptly as practicable after the execution of this Agreement) or Buyer has had an opportunity to review true and complete copies, of:

(i) each Applicable Contract that involves future performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

(ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves future expenditures or receipts of Seller in excess of $10,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property;

(iv) each licensing agreement or other Applicable Contract with respect to Intellectual Property Assets, including agreements with consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets and the form of Employment Agreement previously delivered to Buyer that is used for Seller’s current and former employees;

(v) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

(vi) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Seller or any Affiliate of Seller or limit the freedom of Seller or any Affiliate of Seller to engage in any line of business or to compete with any Person;

(vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than (i) direct payments for goods, or (ii) any plan for the payment of bonuses to Employees of Seller;

(viii) each power of attorney that is currently effective and outstanding;

(ix) each Applicable Contract for future capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(x) each written warranty, guaranty, and or other similar undertaking with respect to the Applicable Contracts extended by Seller other than in the Ordinary Course of Business; and

(xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Except as set forth in Schedule 3.1(m), each Contract identified or required to be identified in Schedule 3.1(m) is in full force and effect. Seller is not a party to any collective bargaining agreement or any other Contract to or with any labor union or other employee representative of a group of employees. Except as set forth in Schedule 3.1(m), (i) Seller is, and at all times since the Baseline Balance Sheet Date has been, in material compliance with all applicable terms and requirements of each Contract listed on Schedule 3.1(m); (ii) to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Contract under which Seller has or had any rights is, and at all times since the Baseline Balance Sheet Date has been, in material compliance with all applicable terms and requirements of such Contract. Each of the Employees listed on Schedule 3.1(p) has executed a confidentiality agreement substantially in the form attached to Schedule 3.1(m). Schedule 3.1(m) also lists each employment agreement between the Employees listed on Schedule 3.1(p) and the Seller.

(n) Insurance. Schedule 3.1(n) sets forth a true and accurate list of all policies of insurance maintained by Seller relating to the Purchased Assets in effect as of the date hereof (the “Policies”). Each of the Policies are in full force and effect and the premiums therefor have been paid currently. Seller has provided Buyer with or made available to Buyer true and complete copies of each of the Policies. Seller has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any Policy is no longer in full force or effect or will not be renewed or that the issuer of any Policy is not willing or able to perform its obligations thereunder.

(o) Environmental Matters. With respect to the ownership and operation of the Business:

(i) Seller and all of the properties leased by Seller are in compliance with all Environmental Laws; and

(ii) there are no present actions, or to Seller’s Knowledge any past actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Hazardous Material, that could form the basis of any claim against, or violation by Seller pursuant to any Environmental Law.

(p) Employees.

(i) Schedule 3.1(p) contains a complete and accurate list of the following information for each Employee (other than Retained Employees) or director of Seller, including each Employee on leave of absence or that Seller currently intends to place on layoff status: employer; name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under any retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan of Seller, which Schedule shall be supplemented as of the Closing Date to reflect any changes subsequent to the date hereof.

(ii) To Seller’s Knowledge, no Employee or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (a) the performance of his duties as an Employee or director of Seller, or (b) the ability of Seller to conduct its Business, including any Proprietary Rights Agreement with Seller by any such Employee or director. To Seller’s Knowledge, no director, officer, or other key employee (other than Retained Employee) of Seller intends to terminate his employment with Seller prior to Closing.

(q) Intellectual Property.

(i) Intellectual Property Assets. The term “Intellectual Property Assets” includes the following which is owned, used, or licensed by Seller as licensee or licensor:

(A) the names and marks “APACHE,” “It’s all about the patient,” “APACHE best care,” “HIV Insight,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications therefor as well as the goodwill of the business associated therewith (collectively, “Marks”);

(B) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patent Rights”);

(C) all copyrightable works in both published works and unpublished works registered and unregistered, including, without limitation, any software (collectively, “Copyrights”); and

(D) trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of Seller, including but not limited to: computer programs; databases (including item files and classification schemes); unpatented or unpatentable inventions; ideas, discoveries or improvements; know-how, procedures, methodologies, machines, lectures, manuals, reports, illustrations, plans, designs, proposals, programming aids, flow charts, algorithms, schematics; marketing, manufacturing, or organizational research and development results and plans; business and strategic plans; sales forecasts and plans; catalogues, documentation and books; personnel information, including the identity of other Employees of Seller, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions (collectively, “Trade Secrets”).

(ii) Agreements. Schedule 3.1(m) contains a complete and accurate list and summary description, including any royalties paid or received by Seller pursuant thereto of all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(iii) Know-How Necessary for the Business. The Marks, Patent Rights, Copyrights and Trade Secrets are all those necessary for the operation of the Business as currently conducted. Seller is either (i) the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets or (ii) has sufficient rights to use such Intellectual Property Assets under a valid and enforceable license agreement as described in Schedule 3.1(q)(iii). Except as set forth in Schedule 3.1(q), all former and current Employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business after such time as such Employees became employed by Seller. To Seller’s Knowledge, no Employee of Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the

Employee to transfer, assign, or disclose information concerning his work to anyone other than Seller.

(iv) Patent Rights. Seller does not own or license any Patent Rights and has not filed any applications for a patent. None of the products manufactured and sold or services rendered, nor any process or know-how used, by Seller infringes or, to Seller’s Knowledge, is alleged to infringe any patent or other proprietary right of any other Person.

(v) Trademarks.

(A) Schedule 3.1(q) contains a complete and accurate list and summary description of all Marks including the dates of first use of each such Mark and samples evidencing the manner in which the Mark has been used.

(B) All Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable.

(C) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with respect to any of the Marks.

(D) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(E) To Seller’s Knowledge no Mark is infringed or, has been challenged or Threatened in any way. To Seller’s Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(F) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(vi) Copyrights. Except as set forth on Schedule 3.1(q)(vi), Seller does not own or license any Copyrights that are material to its Business or the Purchased Assets. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(vii) Trade Secrets.

(A) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it to those Employees listed on Schedule 6.2(d) hereto and to allow its full and proper use without reliance on the knowledge or memory of any Retained Employee.

(B) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(C) The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Seller. No adverse claim to any Trade Secret has been asserted. To Seller’s Knowledge, no Trade Secret is subject to any adverse claim, has been challenged or Threatened in any way or infringes any proprietary right of any other Person.

(r) Certain Payments. None of Seller, any director or officer of Seller, or to Seller’s Knowledge, any agent or Employee of Seller or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly, (a) in violation of any Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, or to Seller’s Knowledge,

(b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

(s) No Undisclosed Liabilities. Except as disclosed in Schedule 3.1(s), there are no liabilities of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities provided for in the Baseline Balance Sheet; (ii) liabilities incurred in the Ordinary Course of Business consistent with past practice since the Baseline Balance Sheet Date; and (iii) liabilities under this Agreement.

(t) Disclosure. None of the financial statements referred to in Section 3.1(d) above (including the notes thereto, if any), or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Buyer in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein in light of the circumstances in which they were made not misleading.

(u) Required Vote and Waiver. The only vote or waiver of rights of the holders of any class or series of capital stock of Seller required by law, rule or regulation to approve and adopt this Agreement and/or any of the other transactions contemplated hereby (collectively, the “Seller Shareholder Approval”) is the affirmative vote of the holders of more than fifty percent of the outstanding shares of Common Stock in favor of the approval and adoption of this Agreement.

(v) Board Approval. Upon recommendation of the Special Committee of the Seller’s board of directors, the Seller’s board of directors has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, are advisable and in the best interests of Seller and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of adopting and approving this Agreement at a special meeting of the shareholders of Seller duly held for such purpose (“Seller Board of Director Approval”).

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, conflict with, or result in any Violation pursuant to, any provision of the Certificate of Incorporation or Bylaws of Buyer or, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, or, to Buyer’s Knowledge, Law applicable to Buyer or its properties or assets. No Consent, from any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

(c) Litigation. There is no suit, action or proceeding pending, or, to Buyer’s Knowledge, Threatened against or affecting Buyer which is reasonably likely to prevent Buyer from consummating the transactions contemplated by this Agreement, nor is there any Order outstanding against Buyer which is reasonably likely to have such effect.

(d) Disclosure. No representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Seller in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein in light of the circumstances in which they were made not misleading.

ARTICLE IV

RIGHTS AND OBLIGATIONS PENDING THE CLOSING

      During the period commencing on the date hereof and ending on the Closing Date:

4.1 Access to Property and Information. Buyer and its counsel, accountants, auditors and representatives shall have full access during normal business hours to the facilities of Seller and to its books, records, Contracts and documents concerning the Business and the Purchased Assets that may reasonably be requested, provided that such inspections will not unreasonably disrupt Seller’s Business or Employees and Seller receives reasonable advance notice of such inspections.

4.2 Ordinary Course of Business. Seller will conduct the Business diligently but only in accordance with applicable Laws in the Ordinary Course of Business and will seek to maintain the Business, the Employees, customers and the Purchased Assets using commercially reasonable efforts, except for matters arising in the Ordinary Course of Business or any other matter resulting solely from the occurrence of this Acquisition or the prospect thereof if not otherwise inconsistent with any explicit representation or warranty set forth herein. Without limiting the foregoing, Seller will not, without Buyer’s prior written consent, undertake any of the following actions:

(a) sell, assign, transfer, lease or otherwise dispose of, or purchase or acquire, any Purchased Assets or any interest therein except in the Ordinary Course of Business;

(b) amend, waive or modify any existing Contract other than the Deed of Lease (as provided in Section 5.9) or in the Ordinary Course of Business or except as may be necessary solely to permit the assignment thereof to Buyer;

(c) enter into any new agreement or obligation, or incur any liability, with or to any Affiliate of Seller, or except for a new office lease commencing on the Closing Date and relating to the New Business, or in the Ordinary Course of Business, with or to any other Person, provided that Seller will not submit any bid or enter into any contract with a customer billed on an hourly basis involving total estimated revenues in excess of $10,000, or any contract with a customer that is either billed on a fixed price basis or on an hourly basis with a prescribed limit on aggregate fees or expenses involving total estimated revenues in excess of $10,000 for each such contract or $50,000 for all such contracts, without, in any such case, Buyer’s prior review and consent, which consent shall not be unreasonably withheld;

(d) make or permit to be made any increase or decrease in the rate of compensation payable or to become payable to any Employees by Seller;

(e) amend any insurance or other plan for the benefit of the Employees except as necessary in connection with the Acquisition;

(f) make any change in its sales, credit or collection terms and conditions;

(g) (i) incur any Liability or assume, guarantee, endorse or otherwise become responsible for the Liabilities of any other Person (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the Ordinary Course of Business; (ii) discharge or satisfy any Lien or pay any Liability (whether absolute, accrued, contingent or otherwise), other than in the Ordinary Course of Business; (iii) mortgage, pledge, create or subject to a Lien any of the Purchased Assets,; (iv) sell, assign, transfer, lease or otherwise dispose of any of the Purchased Assets, except in the Ordinary Course of Business, or acquire any of the Purchased Assets or any interest therein except in the Ordinary Course of Business; (v) amend, terminate, waive or release any rights or cancel any debt owing to or claim by Seller; and (vi) except pursuant to Section 5.9, transfer or grant any rights under any Contracts or to any of the Intellectual Property Assets;

(h) use, operate, maintain or repair Purchased Assets other than in accordance with customary industry practices;

(i) do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any Contract;

(j) permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation, replacement policies providing substantially the same coverage are in full force and effect;

(k) fail to pay when due (i) any trade accounts payable, (ii) any payments required by any financing agreements, loan agreements or similar agreements or (iii) any Taxes;

(l) maintain its books, accounts and records in any manner other than the usual, regular and ordinary manner, on a basis consistent with prior years and in a business-like manner in accordance with sound commercial practice;

(m) enter into any transaction or make any agreement or commitment, take or refrain from taking any action, permit any event to occur, in each case which would result in any of the representations, warranties or covenants of Seller contained in this Agreement not being true and correct at and as of the Closing Date.

Notwithstanding the foregoing, Buyer hereby acknowledges that Seller has recently elected to engage in the New Business and that Seller has entered into discussions with multiple parties regarding the acquisition of assets related to the New Business or the stock of companies which are engaged in the New Business. Seller shall inform Buyer prior to taking all such actions in connection with the New Business. No such actions taken shall adversely affect the Purchased Assets.

4.3 No Solicitation. From the date hereof and until the Closing Date, Seller agrees that Seller shall not and shall use commercially reasonable efforts to cause each of its representatives not to, directly or indirectly, solicit or encourage the initiation of any inquiry, proposal or offer from any person or entity (other than Buyer) relating to any Acquisition Transaction, engage in any negotiations concerning, or provide any confidential information of Seller or data to, or have any discussions with, any person relating to an Acquisition Transaction, or otherwise facilitate any effort to attempt to make or implement an Acquisition Transaction. Seller also agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, Seller may engage in negotiations and have discussions regarding an Acquisition Transaction with any person the board of directors of Seller believes in good faith has the financial wherewithal to consummate such Acquisition Transaction, and that (i) the Acquisition Transaction would, if consummated, result in a transaction that is more favorable to the Seller’s shareholders than the Acquisition and (ii) such Acquisition Transaction is reasonably likely to be consummated (a “Superior Transaction”). Seller shall notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller (and will provide Buyer with the terms of such proposal to the extent not otherwise prohibited). In the event this Agreement is terminated because the board of directors of Seller has determined in good faith to accept a Superior Transaction, Seller shall pay to Buyer $250,000 in immediately available funds.

4.4 Consents of Third Parties. Seller will use its commercially reasonable efforts to obtain Consents from third parties for the transfer and/or assignment of the Contracts listed on Schedule 4.4.

4.5 Information. Each party will promptly inform the other party in writing of any litigation commenced against such party with respect to (A) the transactions contemplated by this Agreement, or (B) the Business or the Purchased Assets.

4.6 Further Assurances. Seller shall execute and deliver or cause to be executed and delivered to Buyer such further instruments of transfer, assignment and conveyance and take such other action as Buyer may reasonably require to more effectively carry out the transfer of the Business and the Purchased Assets and the consummation of the transactions contemplated by this Agreement. Seller will cooperate with Buyer and Buyer after the Closing in clearing the title to any Business or Purchased Assets transferred to Buyer pursuant hereto in the event that Seller’s title to any such Business or Purchased Assets, as of the Closing Date, shall be defective, not marketable, or nonassignable, except with respect to any Contracts not listed on Schedule 4.4. In this connection, Seller shall take all reasonable action, including but not limited to the furnishing of documents and evidences of title and assistance in the preparation and trial of any necessary litigation, to clear title to any such Business or Purchased Assets, all of which shall be at Seller’s expense.

4.7 Compliance; Commercially Reasonable Efforts.

(a) Buyer, on the one hand, and Seller, on the other hand, agree to and shall use their respective commercially reasonable efforts to cause the conditions for their respective benefit and set forth in Article VI to be satisfied; and

(b) Buyer, on the one hand, and Seller, on the other hand, agree to and shall use their respective commercially reasonable efforts to cause the employees to execute the employment agreements contemplated by Section 6.2(d) hereof and to become employed by Buyer in accordance therewith.

4.8 Notice of Breach. Seller shall, immediately upon obtaining Seller’s Knowledge, notify Buyer of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty made by Seller in this Agreement or a failure by Seller to comply or be able to comply with any covenant, condition or agreement of Seller contained in this Agreement. Buyer shall, immediately upon obtaining knowledge, notify Seller of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty made by Buyer in this Agreement or a failure by Buyer to comply or be able to comply with any covenant, condition or agreement of Buyer contained in this Agreement.

4.9 Delivery of Corporate Documents and Keys. At or prior to the Closing, Seller shall deliver or make available to Buyer all documents and electronic and paper files and data related to the Business or the Purchased Assets, other than the Excluded Assets, related to the operation of the Business or the receivables and payables (whether current or past), original certificates of trademarks, service marks and copyrights.

4.10 Monthly Financial Statements. After the date hereof and until the Closing, as promptly as practicable after the end of each calendar month, but in no event later than the 45th day following the end of such calendar month, Seller shall deliver to Buyer (i) an unaudited balance sheet of Seller as of the last day of such calendar month commencing with the last day of the calendar month in which the date of this Agreement falls, together with a list of all Accounts Receivable as of the end of such calendar month, which list sets forth the aging of such Accounts Receivable, (ii) an unaudited statement of results of operations and statement of cash flows of Seller for such completed calendar month and the completed portion of Seller’s current fiscal year ending on the last day of such calendar month, and (iii) a certificate signed by the Seller’s chief financial officer that such financial statements fairly present the financial position, the results of operations and cash flow of Seller as at the respective dates of and for the respective periods referred to in such financial statements, all in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes, and reflect the consistent application of such accounting principles throughout the periods involved.

4.11 No Action. Except as contemplated by this Agreement, Seller, on the one hand, and Buyer, on the other hand, will not take or agree or commit to take any action that is reasonably likely to make any of their respective representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited), or as of the Closing Date.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1  Access to Records. For a period of seven (7) years after the Closing Date, Buyer shall retain all books and records relating to the Business to be transferred hereunder and shall afford Seller and its accountants and representatives reasonable access to and the ability to copy such books and records during normal business hours. For a period of seven (7) years after the Closing Date, Seller shall retain all books and records relating to the Business which will not otherwise be transferred to Buyer pursuant to this Agreement and shall afford Buyer and its accountants and representatives reasonable access to and the ability to copy such books and records during normal business hours. Upon written notice to the other parties, a party may extend the applicable retention period benefiting such party for a reasonable period of time in connection with a pending audit.

      5.2  Covenant Not to Compete.

(a) As a material inducement to enter into this Agreement, Seller agrees that for a period of five (5) years after the Closing Date, Seller will not, directly or indirectly, anywhere within the United States of America, (i) own, manage, operate or control, or participate in the ownership, management, operation or control of, any business which is competitive with the Business, divert or attempt to divert clients, customers (whether or not such persons have done business with Seller once or more than once) or accounts of Seller (prior to the Closing Date) or Buyer (after the Closing Date); or (ii) except with respect to the Retained Employees, entice or induce or in any manner influence any person who is or shall be in the employ or service of Seller prior to the Closing Date to become employed by Seller or any other Person. Buyer acknowledges Seller may own, manage, operate or control or participate in the ownership, management or control of the New Business and such activity will not be a breach of the provisions of this Section 5.2(a);

(b) Seller will not at any time disclose to any person other than Buyer or any of its Affiliates or use any Trade Secrets owned, possessed, licensed or used by or relating to Seller, whether or not such information is embodied in writing or other physical form;

(c) Seller recognize that all documents and objects containing any Trade Secrets, whether developed by Seller or by someone else for Seller or any of its Affiliates, will after the Closing Date become the respective exclusive property of Buyer or any of its Affiliates, as the case may be;

(d) Because the breach or anticipated breach of the restrictive covenant provided for in this Section 5.2 will result in immediate and irreparable harm and injury to Buyer and its Affiliates, for which they will not have an adequate remedy at law, Seller agrees that Buyer and its Affiliates shall be entitled to relief in equity to temporarily and/or permanently enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Buyer and its Affiliates may be entitled;

(e) It is expressly understood and agreed that although Seller and Buyer consider the restrictions contained in this Section to be reasonable and necessary to protect the Business and the Purchased Assets in the context in which made, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section shall be rendered void, but shall be deemed amended to apply as to such maximum scope, time and territory and to such other extent as such court may judicially determine or indicate to be reasonable, or if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved, and as so modified, the restrictions contained in this Section shall be binding and enforceable.

      5.3  Post-Closing Remissions. Following the Closing Date, Seller shall promptly remit to Buyer, or reimburse Buyer for, all amounts, and endorse or remit to Buyer the proceeds of all checks, drafts, notes or other documents, received by Seller, that should have otherwise been paid to Buyer.

      5.4  Change of Corporate Name. Concurrently with the Closing, Seller will change its corporate name and shall not use any other name similar to the trade names, trademarks or service marks associated with the Business to be transferred hereunder.

      5.5  Brokers or Finders. Except as set forth on Schedule 5.6 with respect to Seller, each of Buyer and Seller represents, as to itself, and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

      5.6  Restricted Agreements. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any agreement (a “Restricted Agreement”), or any claim, right or benefit, or an agreement to assume any liability, obligation or commitment arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or a violation of applicable law, or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to, or any assumption by, Buyer of any interest in, or liability, obligation or commitment under, any Restricted Agreement that requires the consent of a third party shall be made subject to such consent being obtained, whether before or after the Closing Date. With respect to the Restricted Agreements for which required consents are not obtained on or prior to the Closing Date (the “Non-Transferred Restricted Agreements”), each of Buyer and Seller will, (a) use its commercially reasonable efforts to effect the transfer and assignment by Seller to Buyer of the Non-Transferred Restricted Agreements, and (b) cooperate with each other in any lawful and reasonable arrangement to provide that Buyer shall receive the benefits under Non-Transferred Restricted Agreements, including, if necessary, at the request and expense (unless any such failure of performance by a third party is due to the failure to obtain the consent of such third party to the transfer and assignment of the Non-Transferred Restricted Agreement) of Buyer, enforcing performance by any third party of its obligations in respect of such Non-Transferred Restricted Agreement; and provided that, to the extent the Parties are successful in providing all of the material benefits of any Non-Transferred Restricted Agreement to Buyer, Buyer shall pay, honor and discharge when due all liabilities, obligations and commitments of Seller related thereto to the extent due to operations conducted after the Closing Date. If a consent is received from the third party after the Closing Date, then such Non-Transferred Restricted Agreement shall immediately be assigned by Seller to and assumed by Buyer, and if the Non-Transferred Restricted Agreement is a Real Property Lease, the leasehold improvements and fixtures therein shall immediately be transferred by Seller to Buyer to the extent otherwise required by this Agreement.

      5.7  Transition Services. For a period of ninety (90) days following the Closing, at no additional cost, to the extent the Retained Employees are employed by Seller, Seller shall make available to Buyer the Retained Employees to provide accounting services and other services as reasonably requested by Buyer to facilitate the orderly transition of the Business. In addition, Buyer shall make office space available and shall make available access to phone and voice-mail system and e-mail network to Seller for a period of time not to exceed ninety (90) days following the Closing and on terms to be mutually agreed upon by the Seller and Buyer.

      5.8  Tax Information and Assistance. Seller and Buyer shall provide each other with such commercially reasonable assistance as may be requested by them in connection with the preparation of any Return, any Tax audit or other examination by any Governmental Entity, or any judicial or administrative proceedings related to liability for Taxes. Seller and Buyer shall retain and provide each other upon written request with records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Tax returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

      5.9  Deed of Lease. Buyer acknowledges Seller is planning to terminate the Deed of Lease. Seller acknowledges Buyer is in the process of leasing real property to be utilized by Buyer after the Closing Date and Buyer may need to occupy the Deed of Lease for an interim period of time beginning on the day after the Closing and ending at such time as the new lease is available for occupancy, which shall be no later than August 1, 2001 (the “Interim Period”). During such Interim Period Buyer shall pay Seller $18,333 per month (which includes rent, parking, operating pass-through expense and on-site storage) and any other costs related to Buyer’s occupancy, including any penalties imposed by the lessor related to Buyer’s occupancy under the terms of the Deed of Lease. The Buyer shall also pay any moving or relocation costs associated with vacating the premises covered by the Deed of Lease at the close of the Interim Period. The Seller shall retain any credits, rebates or other benefits payable by the lessor under the terms of the Deed of Lease.

      5.10  COBRA Coverage. Seller shall be obligated for any and all COBRA continuation coverage with respect to any “M & A qualified beneficiary” as defined in the applicable COBRA regulations in Treas. Reg. Section 54.4980B.

      5.11  Consulting Agreements. Buyer will negotiate in good faith and use its commercially reasonable efforts to execute consulting agreements with the University of Virginia for the services of Bill Knaus and Doug Wagner (the “Consulting Agreements”), which agreements shall contain the commitment of the consultant to assist with and update the Intellectual Property Asset APACHE III to APACHE IV (as represented by Seller to Buyer).

      5.12  Post-Execution Review of Documents. Seller has heretofore made available to Buyer complete and correct copies of the Contracts listed on Schedule 5.12. Schedule 5.12 may be revised by Seller after the execution of this Agreement, so long as such revisions and review of such Contracts are completed prior to April 13, 2001. Buyer hereby agrees that it shall use all commercially reasonable efforts to review as promptly as practicable, but in no event later than 12:00 p.m. Washington, DC time on April 13, 2001, all of such Contracts.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1  Conditions of Obligations of All Parties. The obligation of Buyer to purchase the Purchased Assets, assume the Assumed Liabilities and effect the Acquisition, and the obligation of Seller to sell the Purchased Assets and effect the Acquisition, are subject to the satisfaction of the conditions that as of the time of the Closing, no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby or materially prejudicing the receipt of the benefits of the Acquisition shall be pending or threatened.

      6.2  Conditions of Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets, assume the Assumed Liabilities and effect the Acquisition are subject to the satisfaction of the following conditions on or prior to the Closing Date and as of the time of the Closing Date and shall remain satisfied as of the Closing Date.

(a) Representations and Warranties. All of Seller’s representations and warranties in this Agreement (considered collectively) and each of those representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement and except for those that speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, without giving effect to any supplement to any Schedule to this Agreement, except that a supplement to Schedule 3.1(p) that is made in accordance with Section 3.1(p)(i) shall be given effect for purposes of this Section 6.2(a) to the extent that such supplement reflects a change that complies with the applicable covenants in Section 4.2.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Changes. Since December 31, 2000, (i) there will have been no change (financial or otherwise) of any character (whether or not in the Ordinary Course of Business) in, or which, either alone or together with any other matter would in Buyer’s reasonable determination have a material adverse effect on the Business, the Purchased Assets or the Seller’s condition (financial or otherwise) or results of operations except for (a) the failure to assign any Contracts other than those listed on Schedule 4.4, (b) changes or effects which result from the loss of customers or delay or cancellation or cessation of orders for the Seller’s products or services directly attributable to the announcement of this Agreement, (c) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, which are not Assumed Liabilities and shall not have an effect on the Purchased Assets, and (d) changes or effects which are the direct result of acts or omissions of Buyer; and (ii) Seller will not have suffered any substantial loss or damage to its properties or assets that would materially affect or impair the Purchased Assets or the conduct of the Business.

(d) Employment Agreements. Employment agreements with the Employees of Seller set forth in Schedule 6.2(d) hereto in substantially the form of Exhibit A and Exhibit B (collectively, the “Employment Agreements”) hereto shall have been duly executed and delivered by each of those Employees to Buyer at or prior to the Closing.

(e) Legal Opinions. Buyer shall have received the legal opinion of Shaw Pittman dated as of the Closing Date, in the form attached hereto as Exhibit C.

(f) Board of Directors Approval. Seller’s board of directors shall not have withdrawn the Seller Board of Director Approval.

(g) Shareholder Approval. Seller shall have obtained the Seller Shareholder Approval.

(h) Consulting Agreements. Buyer shall have executed the Consulting Agreements and such agreements shall be valid and in full force and effect.

(i) Escrow Agreement. The Escrow Agreement shall have been duly executed by Seller.

(j) Release of Lien. Seller shall have obtained the release of the Lien of SunTrust Bank, and evidence of such release shall have been filed at the appropriate places.

(k) Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Buyer.

      6.3  Conditions of Obligations of Seller. The obligation of Seller to sell the Purchased Assets and effect the Acquisition is subject to the satisfaction of the following conditions on or prior to the Closing Date and shall remain satisfied as of the Closing Date.

(a) Representations and Warranties. All of Buyer’s representations and warranties (considered collectively) and each of those representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement, except for those that speak as of an earlier date, and as of the Closing Date as though made on and as of the Closing Date without giving effect to any supplement to any Schedule to this Agreement.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Employment Agreements. The Employment Agreements shall have been duly executed by Buyer and delivered at or prior to the Closing.

(d) Escrow Agreement. The Escrow Agreement shall have been duly executed by Purchaser.

(e) Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Seller.

ARTICLE VII

TERMINATION PRIOR TO CLOSING DATE

      7.1  Termination. This Agreement may be terminated prior to the Closing Date only as follows:

(a) by mutual consent of Seller and Buyer;

(b) by either Seller or Buyer if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been waived or cured to the reasonable satisfaction of the nonbreaching party within 30 days following receipt of notice of such breach;

(c) by either Seller or Buyer, so long as Seller on the one hand, or Buyer on the other hand, has not materially breached their respective obligations hereunder, if the Closing shall not have occurred on or before August 30, 2001 or such later date as the parties may agree; or

(d) by Buyer, prior to 12:00 p.m. Washington, DC time on April 13, 2001, if Buyer reasonably believes that the information obtained upon review of the Contracts listed on Section 5.12 will have a material adverse effect on the Business, the Purchased Assets or the Seller’s condition (financial or otherwise) or results of operations; or

(e) by Seller pursuant to the provisions of Section 4.4 hereof, provided that Seller must pay to Buyer $250,000 in immediately available funds.

      7.2  Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.6 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive termination unimpaired.

ARTICLE VIII

THE CLOSING

      8.1  Closing Date and Location. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the last of the conditions set forth in Article VI is satisfied, at 10:00 a.m. at the corporate offices of Buyer, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, or at such other date, time or place as the parties may mutually agree (the date of Closing being referred to herein as the “Closing Date”) and shall be effective as of the close of business on the Closing Date.

      8.2  Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(a) possession of the Purchased Assets;

(b) a certificate signed on behalf of Seller by the chief financial officer of Seller, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 6.2(a), (b) and (c) hereof;

(c) the legal opinion of Shaw Pittman, counsel for Seller, dated as of the Closing Date, in the form attached hereto as Exhibit C;

(d) duly executed and delivered bills of sale, consents, assignments and other instruments of transfer and conveyance (in form and substance reasonably satisfactory to counsel for Buyer) as shall be necessary or desirable to vest in Buyer all the right, title and interest in and to the Purchased Assets to be transferred, assigned, conveyed and delivered to Buyer hereunder;

(e) duly executed and delivered Employment Agreements of the Employees of Seller set forth in Schedule 6.2(d) in the forms of Exhibit A and B;

(f) documents in form and substance reasonably satisfactory to counsel for Buyer sufficient to change Seller’s corporate name to one bearing no resemblance to “APACHE Medical Systems, Inc.” and sufficient to assign and ensure to Buyer the continuing right to use the present corporate name of Seller and all variants thereof; and

(g) the Escrow Agreement duly executed by Seller.

      8.3  Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a) the Purchase Price, less the Holdback Amount as provided in Section 2.1(a).

(b) a certificate signed on behalf of Buyer by the chief executive officer, chief operating officer, president or any vice president, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 6.3(a) and (b) hereof; and

(c) the Employment Agreements duly executed by Buyer.

(d) a duly executed and delivered assumption agreement (in form and substance reasonably satisfactory to counsel for Seller) as shall be necessary or desirable to evidence Buyer’s assumption of the Assumed Liabilities hereunder; and

(e) the Escrow Agreement duly executed by Purchaser.

ARTICLE IX

INDEMNIFICATION AND PROCEDURES

      9.1  Indemnification by Seller. Subject to the other provisions of this Article IX, from and after the Closing Date, Seller shall indemnify and hold Buyer, its Affiliates and their respective employees, representatives, officers, directors and agents (individually a “Buyer Indemnitee” and collectively the “Buyer Indemnitees”) harmless, from and against any and all Damages suffered by any Buyer Indemnitee, directly or indirectly, from or in connection with: (a) the breach of any representation or warranty made by Seller in or pursuant to this Agreement or in any certificate required to be executed and delivered by Seller at the Closing pursuant to this Agreement; (b) the failure of Seller to perform any covenant or obligation by Seller contained in this Agreement or any other agreement required to be executed and delivered by Seller at the Closing pursuant to this Agreement; (c) the failure of Seller to pay and perform any of the Excluded Liabilities; (d) all debts, obligations, expenses and liabilities and costs arising out of or in connection with the Business, the Purchased Assets, any transaction or series of transactions, any facts or series of facts existing, or any events or series of events, all of which occurred on or prior to the Closing Date (or if Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred partly before and partly after the Closing, then only to the extent such Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred prior to the Closing) other than Assumed Liabilities; and (e) any action, suit, proceeding or claim incident to any of the foregoing. Notwithstanding the foregoing, the indemnification obligations of the Seller shall not be applicable to any Damage that is covered by insurance, provided that such insurer waives its subrogation rights with respect thereto, and paid by such insurance.

      9.2  Indemnification by Buyer. Subject to the other provisions of this Article IX, from and after the Closing Date, Buyer shall indemnify and hold Seller, its Affiliates and their respective employees, representatives, officers, directors and agents (individually a “Seller Indemnitee” and collectively the “Seller Indemnitees”) harmless, from and against any and all Damages suffered by any Seller Indemnitee, directly or indirectly, from or in connection with: (a) the breach of any representation or warranty made by Buyer in or pursuant to this Agreement or in any certificate required to be executed and delivered by Buyer at the Closing pursuant to this Agreement; (b) the failure of Buyer to perform any covenant or obligation by Buyer contained in this Agreement or any other agreement required to be executed and delivered by Buyer at the Closing pursuant to this Agreement; (c) the failure of Buyer to pay and perform any of the Assumed Liabilities; (d) all debts, obligations, expenses and liabilities and costs arising out of or in connection with the Business, the Purchased Assets, any transaction or series of transactions, any facts or series of facts existing, or any events or series of events, all of which occurred after the Closing Date (or if Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred partly before and partly after the Closing, then only to the extent such Damages are attributable to transactions, facts or events or series of any of the foregoing that occurred after the Closing) other than Excluded Liabilities; and (e) any action, suit, proceeding or claim incident to any of the foregoing. Notwithstanding the foregoing, the indemnification obligations of the Buyer shall not be applicable to any Damage that is covered by insurance, provided that such insurer waives its subrogation rights with respect thereto, and paid by such insurance.

      9.3  Resolution of Claims. If notified in writing of any action or claim for which a party is to provide indemnity, the indemnifying party shall, upon the request of the indemnified party, defend those corresponding actions or claims at the expense of the indemnifying party and shall pay the Damages awarded against the indemnified party, or pay any settlement of such action or claim entered into by the indemnifying party. In any such action, the indemnified party will make available to the indemnifying party all defenses against such action or claim known or available to the indemnified party. The indemnified party shall retain the right to use counsel of its own choosing in connection with such action or claim. In no event shall the indemnified party be precluded from defending themselves, and such defense shall not limit the foregoing indemnity. In the event the indemnified party elects to defend itself in any such action or claim, the indemnifying party shall have the right to elect to join in the defense and to retain counsel of its own choosing. No such action or claim shall be settled or the defense thereof terminated without the prior consent of the indemnifying party. Both parties shall diligently pursue any defense it has elected to pursue and shall cooperate with each other in connection with such claim or action.

      9.4  Indemnification Basket. Notwithstanding any other provision of this Agreement, Seller shall not have any liability for indemnification under Section 9.1(a), unless and until all of the Damages incurred for which the Seller in the aggregate would otherwise be responsible, but for this Section 9.4, under Section 9.1(a), exceeds $100,000 and then only for the amount by which such Damages exceed $100,000.

      9.5  Indemnity Payments. All payments made pursuant to Article IX (other than interest payments) shall be treated by the Parties on all Returns as an adjustment to the Purchase Price to the extent permitted by Law.

      9.6  Payment. Upon settlement or determination by the Parties or by a court of competent jurisdiction that a Buyer Indemnitee or Seller Indemnitee is entitled to indemnification under Article IX, Seller or Buyer, as applicable, shall promptly pay or reimburse, as appropriate, the Buyer Indemnitee or Seller Indemnitee, as applicable, for any Damages to which it is entitled to be indemnified hereunder. To the extent the Escrow Agreement is in effect, all Damages payable by Seller pursuant to this Article IX shall be payable first out of the Holdback Amount.

ARTICLE X

GENERAL PROVISIONS

      10.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

          (a)  if to Buyer, to

Cerner Corporation
2800 Rockcreek Parkway
Suite 601
Kansas City, MO 64117
Attn: President
Telephone: 816-221-1024
Facsimile: 816-474-1742
With copy to General Counsel

          (b)  if to Seller, to:

APACHE Medical Systems, Inc.
Suite 300
1650 Tysons Boulevard
McLean, Virginia 22102
Telephone: 703-847-1400
Facsimile: 703-847-1401

with a copy to:

Shaw Pittman
2300 N Street NW
Washington, DC 20037
Attn: David C. Main
Telephone: 202-663-8000
Facsimile: 202-663-8007

      10.2  Interpretation. The definitions in Article XI or elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to Sections, Schedules and Exhibits, such reference shall be to Sections, Schedules and Exhibits of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

      10.3  Survival. All representations, warranties and covenants in this Agreement and the Schedules, Exhibits and certificates delivered pursuant to Sections 8.2(b) and 8.3(b), shall survive the Closing and continue for eighteen months after Closing, except (i) for those representations and warranties set forth in Section 3.1(g) (Taxes), and Section 3.1(o) (Environmental Matters) which shall each survive for their respective statute of limitations period (individually an “Extended Representation” and collectively the “Extended Representations”); and (ii) for any covenant which by its terms continues in effect for a longer time period.

      10.4  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      10.5  Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein and any other writings signed by each of the Parties with respect to any related matters) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as set forth in Article IX of this Agreement.

      10.6  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      10.7  No Remedy in Certain Circumstances. Each party agrees that should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

      10.8  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate of Buyer (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      10.9  Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

      10.10  Waiver. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

      10.11  Confidentiality. The Parties shall continue to comply with and to perform their respective obligations under the Confidential Disclosure Agreement between Buyer and Seller entered into as of December 7, 1999 (the “Confidentiality Agreement”).

      10.12  Publicity. The parties will consult with each other before issuing any press release or making any disclosures with respect to the transaction contemplated hereby and will not issue any such press release or make any such disclosure prior to such consultation, except as may be required by law or by any applicable legal or regulatory body or authority. A party will use reasonable efforts to notify the other party prior to any such required disclosure.

      10.13  Dispute Resolution. Except to the extent otherwise provided in this Agreement, any action, dispute, claim or controversy between Buyer and Seller arising out of or pertaining to this Agreement or the transactions contemplated hereby (“Dispute”) shall be resolved by binding arbitration in accordance with the terms hereof. Any arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the terms of this Agreement, the commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction. Any arbitration shall be conducted by one arbitrator, as shall be agreed upon by the parties involved in the Dispute. In the absence of such agreement, each party involved in the Dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the AAA at the request of any of the parties involved in the Dispute. All arbitrators shall be individuals skilled in the general legal and business areas relating to this Agreement and the Dispute. Any arbitration proceeding hereunder shall be conducted at a mutually agreed location. The Parties shall bear their own expenses and costs relating to the arbitration. In rendering their decision, the arbitrator(s) shall make specific written findings of fact and conclusions of law. All decisions of the arbitrator(s) shall be final and binding on each party.

ARTICLE XI

DEFINITIONS

      11.1  Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“AAA” shall have the meaning set forth in Section 10.12.

“Accounts Receivable” means all accounts receivable of Seller, excluding accounts receivable related to the New Business.

“Acquisition” shall have the meaning set forth in the second paragraph of this Agreement.

“Acquisition Transaction” means any transaction involving any of the following: (a) the sale or other disposition of all or substantially all of Seller’s assets; (b) the issuance, sale or other disposition of at least 50% of outstanding shares of any Seller Common Stock or other voting securities or (c) any merger, consolidation, business combination, exchange of Seller stock, reorganization or similar transaction.

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or arbitrator.

“Affiliate” means, with respect to any Person, or any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, together with the Schedules and Exhibits hereto.

“Allocation Statement” shall have the meaning as set forth in Section 2.3.

“Applicable Contract” means each Contract related to the Business (1) under which Seller has or may acquire any rights, (2) under which Seller has or may become subject to any obligation or liability, or (3) by which Seller or any of the assets owned by or used by them is or may become bound.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Audited Balance Sheet” means the Audited Consolidated Balance Sheet of Seller dated at December 31, 2000.

“Baseline Balance Sheet” has the meaning set forth in Section 2.2 herein.

“Baseline Balance Sheet Date” shall have the meaning set forth in Section 2.2 herein.

“Benefit Plan” means pension, retirement, savings, profit sharing, deferred compensation, incentive compensation, stock option, severance or termination pay, medical, dental, life or other insurance, disability plan or other employee benefit plan or program, agreement or arrangement maintained, sponsored or contributed to by Seller, whether covering Employees of Seller, former employees of Seller, or directors or former directors of Seller (including, but not limited to, any “Employee Benefit Plan,” as defined in Section 3(3) of ERISA).

“Business” shall have the meaning set forth in the third paragraph of this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized to close in the Commonwealth of Virginia or the State of Missouri.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitee or Indemnitees” shall have the meaning set forth in Section 9.1.

“Buyer’s Knowledge” means the actual knowledge of the Chief Legal Officer and Chief Financial Officer of Buyer.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” has the meaning set forth in Section 10.11.

“Consent” means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Entity.

“Contracts” means all contracts, agreements, instruments, leases, licenses, commitments and arrangements related to the Business, except Seller Permits and Excluded Contracts.

“Copyrights” shall have the meaning set forth in Section 3.1(q).

“Current” means all Accounts Receivable under 120 days.

“Customer Contracts” shall mean customer agreements regarding content, software and services provided by Seller and related to the Business.

“Damages” means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable attorneys’ fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

“Deed of Lease” has the meaning set forth in Section 1.2(c)

“Dispute” has the meaning set forth in Section 10.12.

“Employee” shall mean each full-time and part-time employee of Seller.

“Employment Agreements” shall have the meaning set forth in Section 6.2(d).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest Lien, Tax lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means any Law that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities that could have a significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 2.1 herein.

“Escrow Agreement” shall have the meaning set forth in Section 2.1 herein.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Contracts” shall mean those contracts, agreements, instruments, leases, licenses, commitments and arrangements listed on Schedule 1.2(h).

“Excluded Liabilities” shall have the meaning set forth in Section 2.5.

“GAAP” shall mean Generally Accepted Accounting Principles, as in effect on the date of this Agreement. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

“Governmental Entity” means any federal, state or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Holdback Amount” shall mean $200,000 to be delivered to the escrow agent as provided in Section 2.1 herein.

“Income Tax” means any federal, state or local income, alternative minimum, franchise or other similar Tax, duty, governmental charge or assessment imposed by or on behalf of any Governmental Entity that is based on or measured by income (including, interest and penalties on any of the foregoing).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.1(q).

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Lease” means any lease or sublease of real or personal property.

“Liabilities” shall mean all liabilities and obligations of any kind, nature or description, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, direct or indirect, due or to become due, actual or contingent.

“Lien” means any lien, pledge, claim, security interest or Encumbrance whatsoever, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant, lis pendens lien, claim of lien, adverse claim, restriction on use or attributes of ownership, or other encumbrance affecting title.

“Marks” shall have the meaning set forth in Section 3.1(q).

“New Business” has the meaning set forth in the fourth paragraph of this Agreement.

“Non-Transferred Restricted Agreements” shall have the meaning set forth in Section 5.7.

“Order” means any order, judgment, injunction, decree or award of any Governmental Entity.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Party” means any Person that is a signatory to this Agreement.

“Patents” shall have the meaning set forth in Section 3.1(q).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

“Proceeding” means an action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Proprietary Information” means all trade names, trademarks, service marks, patents and Trade Secrets and any and all other information not publicly available which relates to specific matters concerning the Business, such as, without limiting the generality of the foregoing, devices, formulae, components, patterns or materials or machines for manufacturing, testing, building, product development, sales or financing procedures or methods of Seller or any of its Affiliates or relates to specific Business matters concerning Seller, such as, without limiting the generality of the foregoing, the identity of suppliers, customers or contractors of Seller or any of its Affiliates.

“Proprietary Rights Agreement” shall have the meaning set forth in Section 3.1(p).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Retained Employees” shall mean those Employees of Seller retained by Seller, as set forth on Schedule 2.5(h).

“Returns” means all tax returns that must be filed with any federal, state or local taxing authority.

“Restricted Agreement” shall have the meaning set forth in Section 5.7.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Board of Director Approval” shall have the approval set forth in Section 3.1(v).

“Seller Common Stock” means the Common Stock, par value $.01 per share of Seller.

“Seller Indemnitee or Indemnitees” shall have the meaning set forth in Section 9.2.

“Seller Permit” means any permit, license, certificate (including a certificate of occupancy), registration, authorization, exemption, order, franchise or approval issued by a Governmental Entity that is necessary to conduct Seller’s Business as currently conducted.

“Seller Preferred Stock” means the Preferred Stock, par value $.01 per share of Seller.

“Seller Shareholder Approval” shall have the meaning set forth in Section 3.1(u).

“Seller’s Account” means the bank account set forth on Schedule 2.1 as the Seller’s account.

“Seller’s Knowledge” means the actual knowledge of the officers and directors of Seller, after due inquiry.

“Subsidiary” shall have the meaning set forth in Section 3.1(a).

“Superior Transaction” shall have the meaning set forth in Section 4.3.

“Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Entity (including interest and penalties thereon).

“Third Party Consents” means the consents, waivers, modifications, approvals or authorizations required to be obtained from third parties for the transfer and/or assignment of the Contracts and consummation of the transactions contemplated by this Agreement.

“Threatened” means any demand or statement has been made (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent person to conclude that a claim, proceeding, dispute, Action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets” shall have the meaning set forth in Section 3.1(q)(i)(D).

“Violation” shall have the meaning set forth in Section 3.1(c).

      IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CERNER CORPORATION

By:	[MARC G. NAUGHTON]

Name: Marc G. Naughton
Title: Vice President/Chief Financial Officer

APACHE MEDICAL SYSTEMS, INC.

By:	[VIOLET SHAFFER]

Name: Violet Shaffer
Title: President and Chief Operating Officer

LIST OF SCHEDULES TO THE ASSET PURCHASE AGREEMENT

1.2(a)	Excluded New Business Assets

1.2(g)	Excluded Personal Property

1.2(h)	Excluded Contracts

2.1	Seller’s Account

2.2	Calculation of Net Liabilities Assumed

2.4(a)	Assumed Liabilities

2.4(b)	Assumed Interim Liabilities

2.5(h)	Retained Employees

3.1(c)	Consents

3.1(d)	Financial Statements

3.1(e)	Violations of Law

3.1(f)	Legal Proceedings

3.1(g)	Taxes

3.1(h)	Encumbrances

3.1(i)	Equipment in Need of Maintenance

3.1(j)	Accounts Receivable

3.1(k)	Benefit Plans

3.1(l)	Certain Changes or Events

3.1(m)	Contracts

3.1(n)	Insurance Policies

3.1(p)	Employees

3.1(q)	Trademark Properties

3.1(q)(iii)	Intellectual Property Licenses

3.1(q)(vi)	Copyrights

3.1(s)	Liabilities

4.4	Required Consents

5.6	Commissions

5.12	Reviewed Contracts

6.2(d)	Designated Employees

The Registrant agrees to furnish to the Commission as a supplement a copy of any schedule upon request.